Exhibit 4.32

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 29, 2020, Constellation Brands, Inc. (“we”, “our”, “us”, the “Company” or the “Registrant”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Class A common stock (par value $.01 per share) and (2) our Class B common stock (par value $.01). Our Class A common stock and our Class B common stock are listed on the New York Stock Exchange under the symbols “STZ” and “STZ-B”. We also have issued and outstanding shares of Class 1 common stock (par value $.01). However, our Class 1 common stock is not registered under Section 12 of the Securities Act and is not listed on any stock exchange. The following summary of the terms of our Class A common stock and our Class B common stock, inclusive of references to our Class 1 common stock, is based on our amended and restated certificate of incorporation, including amendment number 1, and our amended and restated bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions in our amended and restated certificate of incorporation, including amendment number 1, and our amended and restated bylaws, all of which are filed as exhibits to this Annual Report on Form 10-K, of which this Exhibit 4.32 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, including its amendment number 1, our amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized common stock currently consists of 377,000,000 shares, of which 322,000,000 shares are Class A common stock, par value $.01 per share, 30,000,000 shares are Class B common stock, par value $.01 per share and 25,000,000 shares are Class 1 common stock, $.01 par value per share. The rights of holders of Class A common stock and Class B common stock are identical except for voting, dividends and conversion rights. The rights of holders of Class 1 common stock are generally comparable to the rights of holders of Class B common stock except that shares of Class 1 common stock do not generally have voting rights and the circumstances under which shares of Class 1 common stock are convertible into shares of Class A common stock are limited.

Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock, Class B common stock and Class 1 common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Notwithstanding the foregoing, if we declare and pay a cash dividend on Class B common stock, we must declare and pay a cash dividend on Class 1 common stock in the same amount per share, and if we declare and pay a cash dividend on Class 1 common stock, we must declare and pay a cash dividend on Class B common stock in the same amount per share. In addition, if we pay a cash dividend on Class B common stock and Class 1 common stock, each share of Class A common stock will receive a cash dividend in an amount at least 10% greater than the amount of the cash dividend per share paid on Class B common stock and Class 1 common stock. Our board of directors may declare and pay a dividend on Class A common stock without paying any dividend on Class B common stock or Class 1 common stock.

Voting Rights
Except as described below in connection with the election of directors and except where a separate class vote is required under Delaware law, the holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of the stockholders. In the instances in which the holders of Class A common stock and Class B common stock vote together as a single class, the holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to 10 votes per share. Alternatively, in instances where the holders of Class A common stock and Class B common stock vote as separate classes, holders of both the Class A common stock and Class B common stock are entitled to one vote per share.
With respect to the election of directors at a meeting of stockholders, holders of Class A common stock, voting as a separate class, are entitled to elect one-fourth of the members of our board of directors (rounded up, if necessary, to the nearest whole number of directors). If the number of outstanding shares of Class B common stock is an amount equal to or greater than 12 1⁄2% of the aggregate number of outstanding shares of Class A common stock and Class B common stock, the holders of Class B common stock, voting as a separate class, are entitled to elect the remaining directors; otherwise, the holders of Class A common stock and Class B common stock, voting together as a single class, are entitled to elect the remaining directors (in which case the holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to 10 votes per share).
Holders of Class 1 common stock are not entitled to vote except that such holders are entitled to vote as a separate class on matters with respect to which a separate class vote of holders of Class 1 common stock is required by law and are entitled to vote with respect to any increase or decrease in the authorized number of shares of Class 1 common stock as a single class with the holders of Class A common stock and Class B common stock (in which case the holders of Class 1 common stock and Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share).

Delaware law could require either holders of our Class  A common stock, our Class  B common stock or our Class 1 common stock to vote separately as a single class in the following circumstances

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if we were to seek to amend our certificate of incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class may be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our certificate of incorporation to alter or change the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely, then that class may be required to vote separately to approve the proposed amendment.

Stockholders do not have the ability to cumulate votes for the election of directors.

Conversion of Class B Common Stock and Conversion of Class 1 Common Stock
Each share of Class B common stock is convertible into one fully paid and non-assessable share of Class A common stock at the option of the holder at any time. The shares of Class A common stock are not convertible into or exchangeable for shares of Class B common stock or any of our other securities. Each holder of a share of Class 1 common stock may convert shares of Class 1 common stock into shares of Class A common stock on a one-for-one basis; provided, that, such conversion is permitted only if the holder immediately sells the Class A common stock acquired upon conversion in a market transaction or to an unrelated party in a bona fide private sale. The Company does not intend to list the Class 1 common stock on the New York Stock Exchange or any other exchange. A holder wishing to sell shares of Class 1 common stock may convert such shares of Class 1 common stock into shares of Class A common stock (which are currently listed on the New York Stock Exchange) immediately prior to a qualifying sale of the shares. The terms of the Class 1 common stock do not impose any transfer restrictions on shares of Class 1 common stock; however, shares of Class 1 common stock may be subject to restrictions on transfer imposed by applicable securities laws.

Preference on Liquidation
Holders of Class A common stock, Class B common stock and Class 1 common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any.

Mergers, Consolidations, Etc.
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such person became an interested stockholder, unless

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prior to the time the interested stockholder becomes an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

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at or subsequent to the time the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

Miscellaneous
Holders of Class A common stock, Class B common stock and Class 1 common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the Class A common stock, Class B common stock and Class 1 common stock subject to calls or assessments.